Exhibit 10.4

RESTRICTED STOCK RIGHTS
ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN

2012 TERMS AND CONDITIONS

The following terms and conditions apply to the Restricted Stock Rights (the “RSRs”) granted in 2012 by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Restricted Stock Rights Award Notification (the “Notification”), to which these terms and conditions are appended. Certain terms of the RSRs, including the number of shares of Ryder common stock underlying the RSRs, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the RSRs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.
General. Each RSR represents the right to receive one Share on a future date; on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the RSRs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her RSRs and/or termination of employment (unless otherwise prohibited by law). All decisions and determination made by the Committee relating to the RSRs shall be final and binding on the Participant, his or her beneficiaries and any other person     having or claiming an interest under the Plan.

2.
Delivery of Shares. Subject to Sections 3 and 4 below, the RSRs will vest pursuant to the vesting schedule set forth in the Notification Letter, provided the Participant is, on the relevant vesting date, and has been from the date of grant of the RSRs to the relevant vesting date, continuously employed by the Company or one of its Subsidiaries. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then employed by the Company or another Subsidiary without a break in service.

Upon vesting, the Shares subject to the vested RSRs will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator and the Participant will receive notice of such transfer together with all relevant account details.

3.	Termination of RSRs; Forfeiture. The RSRs will be cancelled upon or following the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: All

outstanding RSRs will be forfeited and the Participant will not have any right to delivery of Shares that did not vest prior to such termination. If the Participant’s employment is terminated by the Company or a Subsidiary for Cause, then the Company shall have the right to reclaim and receive from the Participant any Shares delivered to the Participant pursuant to Section 2 within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent after-tax value thereof (as of the date the Shares were transferred by the Participant) in cash.

(b)
Termination by Reason of Death, Disability or Retirement: A prorated portion of the RSRs shall vest, calculated as follows: (A) the total number of RSRs awarded, multiplied by a fraction (and rounded down to the nearest whole Share), the numerator of which shall be the number of days from the date of grant of the RSRs to the date of death, Disability or Retirement, as the case may be, and the denominator of which shall be the number of days from the date of grant of the RSRs to the last scheduled vesting date for the RSRs set forth in the Notification Letter, less (B) the number of RSRs already vested at the time of the Participant’s death, Disability or Retirement, as the case may be. Shares equal to the prorated number of RSRs that so vest will be delivered to the Participant (or his or her Beneficiary, in the event of death) within 10 days following the date of death, Disability or Retirement, as the case may be.

(c)
Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant pursuant to Section 2 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the after-tax equivalent value thereof (as of the date the Shares were transferred by the Participant) in cash.

4.
Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control, all outstanding RSRs will become fully vested immediately prior to any such Change of Control. Upon the occurrence of a Change of Control, all Shares subject to RSRs, which are no longer subject to a substantial risk of forfeiture, will be delivered to the Participant in accordance with Section 2 above; provided that such Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the rulings and regulations issued thereunder (any such transaction, a “409A Compliant CIC”). In the event that such Change of Control does not constitute a 409A Compliant CIC (any such transaction, a “Non-409A Compliant CIC”), to the extent that the RSRs are no longer subject to a substantial risk of forfeiture, each RSR will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Participant on the earlier of the otherwise applicable distribution date set forth in the Notification Letter and the Participant’s separation from service (as defined by Section 409A of the Code).

To the extent (i) a Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to a cash payment equal to the product of: the Fair Market

Value of a Share on the date of the Change of Control and the number of Shares to which the Participant would otherwise have been entitled pursuant to the preceding paragraph on the date of the Change of Control if the Participant’s employment had continued until the date of the Change of Control. In the event of a 409A Compliant CIC, such cash payment will be made in a lump sum on the date on which the Change of Control occurs. In the event a Non-409A Compliant CIC occurs, the cash payment will be distributed to the Participant on the first anniversary of the Participant’s separation from service.

In the event of a Non-409A Compliant CIC, then immediately prior to or in connection with the consummation of the Change of Control, the Company shall pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts as are required in order to fully pay the amounts payable pursuant to this Section 4 or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all amounts payable pursuant to this Section 4 shall be paid out of the Trust(s); provided, however, that the Company shall retain liability for and pay the applicable Participant any amounts or provide for such other benefits due the Participant under the Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required, or in the event that the Trustee fails to make timely payment.

5.
Rights as a Shareholder; Dividend Equivalents. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the RSRs until such Shares are actually delivered to the Participant. At the time Shares are delivered to the Participant pursuant to Section 2, the Company will make a cash payment equal to the product of (i) the number of Shares delivered, and (ii) the aggregate dividends paid on a Share during the period from the date of grant of the award until the date the Shares are delivered.

6.
U.S. Federal, State and Local Income Tax Withholding. The RSRs will not be taxable until the Shares are delivered. The Shares when delivered will be taxable to the Participant at their then Fair Market Value as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the number of Shares to be delivered to the Participant in an amount sufficient to satisfy the withholding obligations due (based on the Fair Market Value of the Shares on the vesting date for the related RSRs), provided that the Participant may elect to satisfy all or part of the withholding tax obligation in cash or its equivalent by (i) delivering to the Company a written election form satisfactory to the Company to that effect prior to the vesting date for the related RSRs and (ii) delivering the cash or cash equivalent to the Company no later than the vesting date for the related RSRs. The payment of cash dividend equivalents will be taxable to the Participant as ordinary income when paid, subject to wage-based withholding and reporting. This Section 6 shall only apply with respect to the Company’s U.S. federal, state and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the RSRs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The RSRs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

8.	No Employment Right. Neither the grant of the RSRs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant RSRs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

9.
No Assignment. A Participant’s rights and interest under the RSRs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the RSRs or the Award Documents.

10.
Unfunded Plan. Any shares or other amounts owed under the RSRs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

11.	Definitions.

(a)
“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the RSRs. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Change of Control” occurs when:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below;

(ii)
the individuals who, as of January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007, whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act (as in effect on January 23, 2000)) shall be, for purposes of this Plan, considered as though such person were a member of the

Incumbent Board;

(iii)
there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)    there is a sale of all or substantially all of the assets of the Company.

(c)
“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

(d)	“Proscribed Activity” means any of the following:

(i)
the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement;

(ii)	the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)
the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)
the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)
the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)
the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)
the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(e)
“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)
“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

12.
Other Benefits. No amount accrued or paid under the RSRs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.